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                                                                      EXHIBIT 23

                               CONSENT OF KPMG LLP

THE BOARD OF DIRECTORS AND STOCKHOLDERS

SYBRON DENTAL SPECIALTIES, INC.


         We consent to incorporation by reference in the registration statements Nos. 333-50154, 333-50156, 333-84628 and 333-84630 on Form S-8 and the
registration statement No. 333-59228 on Form S-3 of Sybron Dental Specialties, Inc. of our report dated November 19, 2001 except as to note 22, which is as of May 8, 2002, relating to the consolidated balance sheets of Sybron Dental Specialties, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the May 10, 2002 Current Report on Form 8-K.



KPMG LLP

Orange County, California

May 10, 2002